Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Third Quarter 2012 Results

PHILADELPHIA — December 3, 2012 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, today announced results for the thirteen (third quarter) and thirty-nine (nine months) weeks ended October 27, 2012.

Third Quarter

Sales

Sales for the thirteen weeks ended October 27, 2012 decreased by $12.6 million, or 2.4%, to $509.6 million from $522.2 million for the thirteen weeks ended October 29, 2011. Comparable sales decreased by 2.7% consisting of a 0.2% comparable service revenue increase and a 3.5% comparable merchandise sales decrease. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue (labor plus installed merchandise and tires) were relatively flat, while comparable retail sales (DIY and Commercial) decreased 5.4%.

Net (Loss) Earnings

Net loss for the third quarter of fiscal 2012 was $6.8 million ($0.13 per share) as compared to net earnings of $7.0 million ($0.13 per share) recorded in the same period last year. The 2012 results include, on a pre-tax basis, debt refinancing expense of $11.2 million and an asset impairment charge of $8.8 million.

Nine Months

Sales

Sales for the thirty-nine weeks ended October 27, 2012 increased by $1.6 million, or 0.1%, to $1,559.9 million from $1,558.3 million for the thirty-nine weeks ended October 29, 2011. Comparable sales decreased 1.8%, consisting of a 0.7% comparable service revenue increase and a 2.5% comparable merchandise sales decrease. Re-categorizing sales (see above), comparable service center revenue increased 1.0%, while comparable retail sales decreased 4.6%.

Net Earnings

Net earnings for the first nine months of 2012 decreased to $27.4 million ($0.51 per share) from the $33.3 million ($0.62 per share) recorded in the same period last year. The 2012 results include, on a pre-tax basis, merger termination fees, net of related expenses, of $42.8 million, debt refinancing expense of $11.2 million, an asset impairment charge of $8.8 million and severance expense of $0.7 million. The 2011 results included a tax benefit of $3.6 million and, on a pre-tax basis, an asset impairment charge of $0.4 million and acquisition related expenses of $1.5 million.

Commentary

“Positives for the quarter include a 3.4% increase in comparable service customer transactions and recovering tire margins,” said President and Chief Executive Officer Mike Odell. “The service customer increase was again driven by maintenance and repair services. Tire margins had declined significantly over the previous 19 months, but have now been recovering for the past three months.”

Mike continued, “We also reached our next eCommerce milestone with the launch of Buy Online, Ship to Home. This complements our previously launched online capabilities of service appointment scheduling, TreadSmart (tires from information to installation) and Buy Online, Pick Up In Store. We are continuing to further integrate our complete automotive service offerings and automotive superstore with our emerging digital capabilities.”

Executive Vice President and Chief Financial Officer David Stern added, “During the quarter, we refinanced our debt, reducing the principal by approximately $95 million and extending the maturity to 2018.  While this refinancing activity resulted in a one-time charge to interest expense of $11.2 million, it also reduces our annual interest expense by approximately $11 million.”

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With approximately 7,200 service bays in more than 740 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling (800) PEP-BOYS (800-737-2697) or by visiting http://www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding implementation of its long-term strategic plan, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the second quarter will be broadcast live on Tuesday, December 4 at 8:30 a.m. EST over the Internet at the Vcall website, located at http://www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of Tuesday, December 4 on Pep Boys’ website at http://www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at http://www.pepboys.com, will be updated to reflect the Company’s year-to-date results.

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Pep Boys Contact:

Mike Melia

(215) 430-9459

Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	October 27, 2012	October 29, 2011

Total revenues	$509,608,000	$522,173,000

Net (loss) earnings	$(6,759,000)	$7,011,000

Basic earnings per share:
Average shares	53,304,000	52,998,000

Basic (loss) earnings per share:	$(0.13)	$0.13

Diluted earnings per share:
Average shares	53,304,000	53,598,000

Diluted (loss) earnings per share:	$(0.13)	$0.13

Thirty-nine weeks ended	October 27, 2012	October 29, 2011

Total revenues	$1,559,883,000	$1,558,308,000

Net earnings	$27,351,000	$33,322,000

Basic earnings per share:
Average shares	53,175,000	52,933,000

Basic earnings per share:	$0.51	$0.63

Diluted earnings per share:
Average shares	53,943,000	53,594,000

Diluted earnings per share:	$0.51	$0.62